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                    EMERGING MARKETS PORTFOLIO
             AGREEMENT AND DECLARATION OF UNITHOLDERS


           This AGREEMENT AND DECLARATION OF UNITHOLDERS is made at Minneapolis, Minnesota, as of this 13th day of November, 1996 by the holders of beneficial interest of Emerging Markets Portfolio, a separate series of World Trust.

           WITNESS THAT, the Declaration of Trust (the
"Declaration of Trust") for World Trust dated November 13, 1996, on file in the office of the Secretary of State of the Commonwealth of Massachusetts, provides for no restrictions on the transfer of units therein; and

           WHEREAS,  the holders of units in Emerging Markets
Portfolio desire to restrict the transfer of their units in Emerging Markets Portfolio;

           NOW, THEREFORE, the undersigned hereby declare that they will not transfer any units in Emerging Markets Portfolio held by them without the prior written consent of the other unitholders holding at least two thirds of the Emerging Markets Portfolio's units outstanding (excluding the units of the holder seeking to effect the transfer) and that any attempted transfer in violation of this agreement shall be null and void. This agreement shall not affect the rights of any unitholder to redeem units in Emerging Markets Portfolio as provided for in the Declaration of Trust. The undersigned also acknowledge that the remedy of damages for the violation of this agreement would be inadequate and therefore further agree that this agreement shall be enforceable solely by the remedy of specific performance.


                             IDS GLOBAL SERIES, INC.
                                   IDS Emerging Markets Fund

                               /s/ Leslie L. Ogg
                             Leslie L. Ogg
                             Vice President and General Counsel


                             STRATEGIST WORLD FUND, INC.
                                   Strategist Emerging Markets
Fund

                               /s/ James A. Mitchell
                             James A. Mitchell
                             President